Exhibit 99.2

AUSTIN 3345 Bee Cave Road Suite 201 Austin. Texas 78746 USA Tel 512.732.9812 Fax 512.732.9816	www.lonquist.com	HOUSTON 1001 McKinney Suite 420 Houston, Texas 77002 USA Tel 713.559.9950 Fax 713.559.9959

March 1, 2011

Mr. John F. Terwilliger
Houston American Energy Corporation
801 Travis, Suite 1425
Houston, Texas 77002
Re:	Houston American Energy Corporation
Year End Reserve Report
Louisiana, Oklahoma, and Texas
as of December 31, 2010
SEC Guideline Case

Dear Mr. Terwilliger:

Pursuant to your request, we have estimated the future oil and gas Reserves and projected the associated future revenues net to the interests owned by Houston American Energy Corporation ("Houston American") as of December 31, 2010. Assets located in Louisiana, Oklahoma, and Texas are included in this report. As shown in the following table, Proved Developed Producing ("PDP") and Proved Developed Non-Producing ("PDNP") Reserves were evaluated in this report.

Our conclusions, as of December 31, 2010, are summarized below:

	Net to Houston American Energy Corporation
	Proved Developed		Proved	Totai	Total	Total	Grand
SEC Pricing as of December 31, 2010	Producing	Non-Producinga	Undeveloped	Provedb	Probable	Possible	Totalb
Estimated Future Net Oil/Condensate, bbl	3,520	2,500	0	6,010	0	0	6,010
Estimated Future Net Gas, MMcf	49.9	32.3	0	82.2	0	0	82.2
Estimated Future Net NGL, bbl	390	0	0	390	0	0	390

Total Future Gross Revenue, $	533,580	366,460	0	900,040	0	0	900,040
Estimated Future Production Taxes, $	43,140	30,910	0	74.050	0	0	74,050
Estimated Future Operating Expenses, $	129,750	75,920		205.660			205,670
Estimated Future Capital Costs, $	0	0	0	0	0	0	0
Estimated Future Net Revenue ("FNR"), $	360,690	259,640	0	620.330	0	0	620,330
Discounted FNR at 10%, $	300,940	138,680	0	439.620	0	0	439,620
Discounted FNR at 15%, $	278,350	104,050	0	382.400	0	0	382,400

Estimated Net Revenues by Year, $
2011	115,550	0	0	115,550	0	0	115,550
2012	86,000	0	0	86.000	0	0	86,000
2013	67,150	0	0	67,150		0	67,150
Subtotal	268,700	0	0	268.700			268,700
Thereafter	91,990	259,640	0	351,630		0	351,630
Total	360,690	259,640	0	620,330		0	620,330

Estimated Average Net Production Rate - 2011
Oil/Condensate, B/D	3.4	0	0	3.4	0	3	3.4
Gas, Mcf/D	38.4	0	0	38.4	0	3	38.4
NGL, B/D	0.16	0	0	0.16	0	0	0.16

a	Column includes the Proved Developed Non-Producing, Shut-In and Behind-Pipe classifications
b	Totals might not match detailed cash flows due to computer rounding

Houston American Energy Corporation - Year End Reserve Report
SEC Pricing as of December 31, 2009
March 1, 2011

Purpose of Report

This report has been prepared to provide the management of Houston American Energy Corporation with a projection of estimated remaining Reserves and projected future net revenues as of December 31, 2010. These estimates have not been adjusted for risk.

Standards of Practice

This report has been prepared in accordance with our understanding of the Securities and Exchange Commission, SX Reg. § 210.4-10, dated November 18, 1981 as amended September 19, 1989, requiring adherence to definitions of "Proved" oil and gas Reserves. Additionally, at the request of Houston American, and within the most recently adopted and accepted SEC guidelines (Modernization of Oil and Gas Reporting; Final Rule; January 14, 2009), we have evaluated the Proved, Probable and Possible Reserves. The SEC oil and gas Reserve definitions are attached hereto.

Liquid hydrocarbon volumes are expressed in standard 42-gallon barrels. All natural gas volumes are sales gas expressed at the official pressure and temperature bases of the areas in which the gas Reserves are located.

All currencies in this report are expressed in U.S. dollars.

Reserve Estimates

Extrapolation of historical production data was utilized for those producing properties where sufficient data were available to suggest decline trends. Reserves assigned to the remaining producing properties and any non-producing assets were determined by analogy to offset wells producing from similar formations or by volumetric analysis. Reserves assigned by analogy and volumetric analysis are subject to greater revision than Reserves projected using established performance trends.

As of December 31, 2010, the PDP net remaining Reserves were estimated to be 3,520 barrels of oil/condensate, 390 barrels of natural gas liquids ("NGL") and 49.9 MMcf of gas. The net present value, discounted at 10%, of the PDP Reserves was $300,940. Of the total revenue, 51% was derived from oil/condensate and natural gas liquids production. The Reserve life index ("R/P") for the PDP Reserves was estimated to be 4.8 years based on a 6:1 conversion rate.

The PDNP Behind-Pipe net remaining Reserves were estimated to be 2,500 barrels of oil/condensate and 32.3 MMcf of gas. The net present value, discounted at 10%, of the PDP Reserves was $138,680. Of the total revenue, 53% was derived from oil/condensate production.

The total Proved net remaining Reserves were estimated to be 6,010 barrels of oil/condensate, 390 barrels of natural gas liquids and 82.2 MMcf of gas. The net present value, discounted at 10%, of the total Reserves was $439,620. Of the total revenue, 52% was derived from oil, condensate, and natural gas liquids production.

Houston American Energy Corporation - Year End Reserve Report
SEC Pricing as of December 31, 2009
March 1, 2011

Notable Properties

Crown Paper No. 1 (19,100 ft Tusc "G" Sand), East Baton Rouge Parish, LA

The Crown Paper No. 1, located in East Baton Rouge Parish, Louisiana, is operated by Pennington Oil and Gas Interests. The Crown Paper No. 1 is currently producing approximately 687 Mcf of gas and 39 bbls of condensate per day from the 19,100 ft Tuscaloosa "G" formation. As of December 31, 2010, the estimated net remaining Reserves for this zone were 2,630 barrels of oil and 39.35 MMcf of gas. The future net revenue, discounted at 10%, of $256,840 represents 58.4% of the total discounted future net revenue.

Crown Paper No. 1 (18,930 ft Tusc "F" Sand), East Baton Rouge Parish, LA

The Crown Paper No. 1, located in East Baton Rouge Parish, Louisiana, is operated by Pennington Oil and Gas Interests. The Crown Paper No. 1 is scheduled to be recompleted in 2015, and is estimated to produce approximately 1,000 Mcf of gas and 69 bbls per day from the 18,930 ft Tuscaloosa "F" formation. These Reserves are classified as Proved Developed Non-Producing Behind Pipe. As of December 31, 2010 the estimated net remaining Reserves for this zone were 980 barrels of oil and 11.87 MMcf of gas. The future net revenue, discounted at 10%, of $58,860 represents 13.4% of the total discounted future net revenue.

Crown Paper No. 1 (17,950 ft Tusc "C1" Sand), East Baton Rouge Parish, LA

The Crown Paper No. 1. located in East Baton Rouge Parish, Louisiana, is operated by Pennington Oil and Gas Interests. The Crown Paper No. 1 is scheduled to be recompleted in 2018, and is estimated to produce approximately 1,000 Mcf of gas and 69 bbls per day from the 17,950 ft Tuscaloosa "C1" formation. These Reserves are classified as Proved Developed Non-Producing Behind Pipe. As of December 31, 2010 the estimated net remaining Reserves for this zone were 980 barrels of oil and 11.92 MMcf of gas. The future net revenue, discounted at 10%, of $45,380 represents 10.3% of the total discounted future net revenue.

These three properties represent 82% of the future net revenue attributable to Houston American Energy Corporation.

Product Prices and Differentials

The base product prices of $79.79 per barrel and $4.46 per MMbtu utilized herein are reported by the Energy Information Administration for the closing NYMEX West Texas Intermediate ("WTI" at Cushing, OK) Contract 1 oil prices on the first trading day of each month averaged over the 2010 calendar year and Gas prices are reported at Henry Hub, LA Contract 1. As required by SEC regulations, no price escalations are included in this report. Realized product prices in this report reflect adjustments for heating content, premiums and basis differentials. Where applicable, transportation costs have been included.

Operating Costs and Expenditures

Direct lease operating expenses were input as dollars per month into the economic models. These data were supplied by Houston American Energy Corporation. Where applicable, lease operating costs were adjusted for non-recurring costs. Operating costs were not escalated in this report.

Severance and ad valorem taxes are deducted as a percentage of gross revenues or as a charge per unit of production. The individual well projections of oil and gas cease when the operating expenses exceed the gross revenues.

Houston American Energy Corporation - Year End Reserve Report
SEC Pricing as of December 31. 2009
March 1.2011

Values Not Considered

In all cases, we have attempted to account for all deductions from gross revenues except for the following:

•	Federal Income Taxes
•	Depreciation, depletion, and/or amortization, if any
•	Costs in excess of revenues of uneconomic leases
•	Plugging and abandonment costs in excess of salvage value
•	Environmental restoration costs, if any
•	Product price hedges, if any

No value has been assigned to non-producing acreage or to acreage held by production.

Report Qualifications

Estimates of future revenues were based on projections of recoverable hydrocarbons, rates of production, timing of recompletions and drilling, proration by state and federal agencies, operating costs, direct taxes, and product prices. Any unusual combination of the many factors, including weather, political risk or acts of terrorism could result in future receipts being considerably less or more than those estimated herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES ARE NOT REPRESENTED TO BE MARKET VALUES EITHER FOR THE INDIVIDUAL PROPERTIES OR IN A TOTAL PROPERTY BASIS.

The Reserves and revenues for specific properties should be considered in context with the overall report.

Data Sources

Historical production data were obtained from Houston American Energy Corporation and public sources, such as Lasser Production Data Services, HPDI, LLC, Drillinglnfo.com, and IHS Energy Data Services. This production data was generally updated though December 2010.

We retain in our files digital databases for all properties and certain other hard copy information that we believe pertinent. We have not inspected the properties evaluated in this report, nor have we conducted independent well tests.

Houston American Energy Corporation - Year End Reserve Report
SEC Pricing as of December 31, 2009
March 1, 2011

Independent Evaluation

Neither Lonquist & Co., LLC nor any of its employees have any interest or ownership in the subject properties, and neither our employment nor compensation is contingent on our findings herein.

Sincerely.

LONQUIST & CO., LLC
Texas Registration No. F-8952

/s/ Lisa B. Hunter
Lisa B. Hunter, P.E.
Senior Petroleum Engineer
Texas License No. 64269

Date Signed: March 1, 2011
Austin, Texas

Austin 3345 Bee Cave Road Suite 201 Austin, Texas 78746 USA Tel 512.732.9812 Fax 512.732.9816	Houston 1001 McKinney Suite 420 Houston, Texas 77002 USA Tel 513.559.9950 Fax 713.5599959

February 23, 2011

Mr. John F. Terwilliger
Houston American Energy Corporation
801 Travis, Suite 1425
Houston, Texas 77002

Re:	Houston American Energy Corporation
Proved Reserve Update
Republic of Colombia
As of January 1, 2011
SEC Guideline Case

Dear Mr. Terwilliger:

Pursuant to your request, we have estimated the future hydrocarbon Reserves and projected the associated future revenues net to the interests owned by Houston American Energy Corporation (“Houston American”) as of January 1, 2011. The assets evaluated in this report are in the HUPECOL, LLC-operated (“HUPECOL”) Caracara Concession in the Republic of Colombia. As shown in the following table, Proved Developed Producing (“PDP”), Proved Developed Non-Producing (“PDNP”), and Proved Undeveloped Reserves (“PUD”) were evaluated for this report. Collectively, these are known as 1P Reserves.

Our conclusions, as of January 1, 2011, are summarized below:

	Net to Houston American Energy Corporation
	Proved Developed		Proved	Total	Total	Total	Prospective	Grand
SEC Pricing as of December 31, 2010	Producing	Non-Producinga	Undeveloped	Provedb	Probable	Possible	Resource	Totalb

Estimated Future Net Oil/Condensate, bbl	7,431	9,771	43,949	61,151	0	0	0	61,151
Estimated Future Net Gas, MMcf	0	0	0	0	0	0	0	0

Total Future Gross Revenue, $	574,090	754,898	3,395,290	4,724,278	0	0	0	4,724,278
Estimated Future Production Taxes, $	0	0	0	0	0	0	0	0
Estimated Future Operating Expenses, $	347,879	309,876	1,363,518	2,021,273	0	0	0	2,021,273
Estimated Future Capital Costs, $	0	9,568	626,707	636,275	0	0	0	636,275
Estimated Future Net Revenue ("FNR"), $	226,211	435,454	1,405,065	2,066,730	0	0	0	2,066,730
Discounted FNR at 10%, $	213,984	340,645	1,063,756	1,618,385	0	0	0	1,618,385
Discounted FNR at 15%, $	208,686	305,500	936,333	1,450,518	0	0	0	1,450,518

Estimated Net Revenues by Year, $
2011	179,933	78,509	38,656	297,098	0	0	0	297,098
2012	41,175	29,247	22,229	92,650	0	0	0	92,650
2013	5,103	137,119	867,575	1,009,797	0	0	0	1,009,797
Subtotal	226,211	244,875	928,460	1,399,545	0	0	0	1,399,545
Thereafter	0	190,579	476,605	667,185	0	0	0	667,185
Total	226,211	435,454	1,405,065	2,066,730	0	0	0	2,066,730

Estimated Average Net Production Rate - 2011
Oil/Condensate, B/D	12	4	9	25	0	0	0	25
Gas, Mcf/D	0	0	0	0	0	0	0	0

a Column includes the Proved Developed Non-Producing, Shut-In and Behind-Pipe classifications
b Totals might not match detailed cash flows due to computer rounding

Houston American Energy Corporation
January 1, 2011 Reserve Update
HUPECOL, LLC-Operated Properties
February 23, 2011

Purpose of Report and Standards of Practice

This report was prepared to provide the management of Houston American with a projection of estimated remaining hydrocarbon Reserves and projected future net revenues, effective January 1, 2011. These estimates have not been adjusted for risk.

This report has been prepared in accordance with our understanding of the Securities and Exchange Commission (“SEC”), SX Reg. § 210.4-10, dated November 18, 1981 as amended September 19, 1989, requiring adherence to definitions of “Proved” oil and gas Reserves. Additionally, this report conforms to the most recently adopted SEC guidelines in the Modernization of Oil and Gas Reporting; Final Rule (January 14, 2009). The SEC oil and gas Reserve definitions are attached hereto.

Liquid hydrocarbon volumes are expressed in standard 42-gallon barrels. All natural gas volumes are sales gas expressed at the official pressure and temperature bases of the areas in which the gas Reserves are located.

All currencies in this report are expressed in U.S. dollars.

Reserve Estimates

Well-by-well production data in this report were updated through December 31, 2010, where applicable. Extrapolation of historical production data was utilized for those producing properties where sufficient data were available to suggest decline trends. In addition to rate vs. time decline curve analysis, oil fraction vs. cumulative oil and water fraction vs. cumulative oil data were used to determine Reserves for producing properties, where applicable. Reserves assigned to the remaining producing properties and the non-producing assets were determined by analogy to offset wells producing from similar formations or by volumetric analysis. Reserves assigned by analogy and volumetric analysis are subject to greater revision than those projected using established performance trends.

Geological interpretations and structural mapping of the productive sands for the Caracara Concession were prepared by L&Co using a base map supplied by HUPECOL. This base map was generated primarily with 3D seismic data augmented with subsurface well control. The L&Coprepared structure maps formed the basis for the net pay isochore maps drawn by L&Co. The net pay values included in these maps were taken from the independent petrophysical analyses prepared by Lonquist & Co. We planimetered these maps to determine the reservoir volume and the results were used in the volumetric analyses.

As of January 1, 2011, the Total Proved net remaining Reserves were estimated to be 61,151 barrels of oil. The net present value, discounted at 10%, of the remaining Reserves was $1,618,385. Of the total discounted net revenue, approximately 13% was generated by the Proved Producing Reserves.

Product Prices and Differentials

The base oil price of $79.81 per barrel in this evaluation is the un-weighted arithmetic average of the closing NYMEX West Texas Intermediate (“WTI”) contract 1 oil price on the first trading day of the preceding 12-month period as reported by the Energy Information Administration. As required by SEC regulations, no price escalations are included in this report. Realized product prices in this report reflect adjustments for basis differentials and include transportation costs, where applicable.

Houston American Energy Corporation
January 1, 2011 Reserve Update
HUPECOL, LLC-Operated Properties
February 23, 2011

Operating Costs and Expenditures

Direct well operating expense data for January through December 2010 were supplied by HUPECOL. These direct operating costs, input as dollars per month into the economic models, were based on actual expenses and were adjusted for non-recurring costs, where applicable. We have accepted these expense data as correct. Direct operating costs were not escalated in this report.

The individual well projections of oil and gas production ceased when the operating expenses exceeded the gross revenues.

Development costs included in this report were provided by HUPECOL and were based on authorizations for expenditures for the proposed work or actual costs for similar projects. The timing of investments were also supplied by HUPECOL based their long-range plans and experience in the area. Development costs were not escalated in this report.

Values Not Considered

In all cases, we have attempted to account for all deductions from gross revenues except for the following:

1.	U.S. or Colombian Income Taxes
2.	Depreciation, depletion, and/or amortization, if any
3.	Costs in excess of revenues of uneconomic leases
4.	Plugging and abandonment costs in excess of salvage value
5.	Environmental restoration costs, if any
6.	Product price hedges, if any

No value has been assigned to non-producing leasehold or to acreage held by production.

Report Qualifications

Estimates of future revenues were based on projections of recoverable hydrocarbons, rates of production, timing of recompletions and drilling, proration by state and federal agencies, operating costs, direct taxes, and product prices. Any unusual combination of the many factors, including weather, political risk, or acts of terrorism could result in future receipts being considerably less or more than those estimated herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES ARE NOT REPRESENTED TO BE MARKET VALUES EITHER FOR THE INDIVIDUAL PROPERTIES OR IN A TOTAL PROPERTY BASIS.

The Reserves and revenues for specific properties should be considered in context with the overall report.

Data Sources

Key data, including well information, geologic interpretations, direct operating costs, historical production data, and realized product prices were supplied by HUPECOL. Ownership data were supplied by Houston American. The ownership interests and other factual data were accepted without independent verification.

Houston American Energy Corporation
January 1, 2011 Reserve Update
HUPECOL, LLC-Operated Properties
February 23, 2011

We retain in our files digital databases for all properties and certain other hard copy information that we believe pertinent. We have not inspected the properties evaluated in this report, nor have we conducted independent well tests.

Independent Evaluation
Neither Lonquist & Co., LLC nor any of its employees have any interest or ownership in the subject properties, and neither our employment nor compensation is contingent on our findings herein.

Sincerely,

LONQUIST & CO., LLC
Texas Registration No. F-8953

/s/ Don E. Charbula

Don E. Charbula, P.E.
Vice President
Texas License No. 73435
Date Signed: February 23, 2011
Austin, Texas